Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Qorvo, Inc. 2007 Employee Stock Purchase Plan, the Qorvo, Inc. 2013 Incentive Plan, the Qorvo, Inc. 2012 Incentive Plan, the Qorvo, Inc. 2009 Incentive Plan, the Qorvo, Inc. 2008 Inducement Program, and the Qorvo, Inc. 1996 Stock Incentive Program of our reports dated May 21, 2014, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of RF Micro Devices, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended March 29, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

December 30, 2014